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EXHIBIT 3

MI Developments Inc. 455 Magna Drive Aurora, Ontario L4G 7A9 Tel (905) 713-6322 Fax (905) 713-6332

ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS OF MI DEVELOPMENTS INC.
(THE "CORPORATION")

REPORT OF VOTING RESULTS

Wednesday, May 4, 2005

CLASS A SUBORDINATE VOTING SHARES

(a)	the election of Barry B. Byrd, Neil G. Davis, Philip K. Fricke, Manfred Jakszus, Dennis J. Mills, John D. Simonetti, Frank Stronach, Judson D. Whiteside and M. Douglas Young as directors of the Corporation;	Voted FOR
(b)
	the re-appointment of Ernst & Young LLP as the Auditor of the Corporation, based on the recommendation of the Audit Committee of the Board of Directors, and the authorization of the Audit Committee to fix the Auditor's remuneration;	Voted FOR
(c)
a resolution proposed by Greenlight Capital, Inc. ("Greenlight") directing the Board of Directors to consider and implement a spin-off or sale of the Corporation's interest in Magna Entertainment Corp.; and
Voted AGAINST

Votes FOR: 24,968,850, or 85.3% of the votes cast by the holders of Class A Subordinate Voting Shares voting in person or by proxy at the meeting;

Votes AGAINST: 4,318,194, or 14.7% of the votes cast by the holders of Class A Subordinate Voting Shares voting in person or by proxy at the meeting
(d)
a resolution proposed by Greenlight directing the Board of Directors to consider and, if deemed feasible, select the most appropriate method to convert the Corporation into an income-oriented real estate investment vehicle, such as a real estate investment trust.
Voted AGAINST

Votes FOR: 23,604,712, or 80.6% of the votes cast by the holders of Class A Subordinate Voting Shares voting in person or by proxy at the meeting;

Votes AGAINST: 5,684,702, or 19.4% of the votes cast by the holders of Class A Subordinate Voting Shares voting in person or by proxy at the meeting

CLASS B SHARES

(a)
	the election of Barry B. Byrd, Neil G. Davis, Philip K. Fricke, Manfred Jakszus, Dennis J. Mills, John D. Simonetti, Frank Stronach, Judson D. Whiteside and M. Douglas Young as directors of the Corporation;	Voted FOR
(b)
	the re-appointment of Ernst & Young LLP as the Auditor of the Corporation, based on the recommendation of the Audit Committee of the Board of Directors, and the authorization of the Audit Committee to fix the Auditor's remuneration;	Voted FOR
(c)	a resolution proposed by Greenlight directing the Board of Directors to consider and implement a spin-off or sale of the Corporation's interest in Magna Entertainment Corp.; and
Voted AGAINST

Votes FOR: 794, or 0.2% of the votes cast by the holders of Class B Shares voting in person or by proxy at the meeting;

Votes AGAINST: 526,355, or 99.8% of the votes cast by the holders of Class B Shares voting in person or by proxy at the meeting
(d)
a resolution proposed by Greenlight directing the Board of Directors to consider and, if deemed feasible, select the most appropriate method to convert the Corporation into an income-oriented real estate investment vehicle, such as a real estate investment trust.
Voted AGAINST

Votes FOR: 1,087, or 0.2% of the votes cast by the holders of Class B Shares voting in person or by proxy at the meeting;

Votes AGAINST: 526,062, or 99.8% of the votes cast by the holders of Class B Shares voting in person or by proxy at the meeting

MI DEVELOPMENTS INC.
/s/ RICHARD J. CROFTS Executive Vice-President, Corporate Development, General Counsel and Secretary
Date: May 4, 2005

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EXHIBIT 3